Exhibit 10.1
As of December 31, 2007
Attn: Yungtai Hsu
Dear Mr. Hsu:
This letter amendment (“Amendment”) is made as of the last date set forth below between Yungtai Hsu and Bentley Pharmaceuticals, Inc. and shall amend the Asset Purchase Agreement between Yungtai Hsu and Bentley Pharmaceuticals, Inc., dated February 1, 1999, effective as of December 31, 1998 (the “Agreement”). Unless otherwise defined, all capitalized terms used herein shall have the meaning ascribed to them in the Agreement.
In consideration of the mutual covenants and obligations set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, Yungtai Hsu and Bentley Pharmaceuticals, Inc. hereby amend the Agreement as follows:
1. Section 2.04(a) of the Agreement is deleted in its entirety and replaced with the following paragraph:
2.04 Purchase Price: Allocation: Adjustment.
               (a) Purchase Price. The aggregate purchase price for Assets and for the covenant of Seller contained in Section 5.07 shall be (i) U.S. $1,074,000 (the “Cash Portion of the Purchase Price”), subject to the adjustments as provided on paragraph (b) below; (ii) an aggregate of $350,000 of shares of common stock (the ‘Shares”) of Purchaser according to the terms and conditions of the Subscription Agreement and the Registration Rights Agreement, dated as of the Closing Date, substantially in the forms of Exhibit B and C, respectively, hereto, (iii) a warrant to purchase 450,000 shares of common stock of Purchaser according to the terms and conditions of the Warrant Agreement, dated as of the Closing Date, substantially in the form of Exhibit D hereto, (iv) royalties payable by Purchaser to Seller, through February 11th, 2014 in the amount of (x) 5% of the difference between any cash received by Bentley Pharmaceuticals, Inc., a Delaware corporation (“Bentley”), by any of the parties listed on Schedule 2.04(a) prior to the commercialization of any product arising out of a collaboration between Bentley and any such party and any research and development for such product funded by Bentley without reimbursement by a third party, or such fees received relating to a collaboration between another company authorized by Purchaser and Purchaser and (y) 5% of the “net sales” (as defined below) received by Bentley from the products developed under Section 2.04(a)(iv)(x) following commercialization of such products; and (v) the aggregate amount of the Assumed Liabilities ((i)-(v) collectively, the “Purchase Price”). “Net Sales” referred to in paragraph (iv)(y) above shall mean gross sales minus: discounts, returns, and customer allowances actually extended to customers.
2. The parties agree that no royalties are owed to Yungtai Hsu as of the date of this Amendment.

3. Except as modified by this Amendment, the Agreement will remain in full force and in effect in accordance with its terms.
4. This Amendment may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.
IN WITNESS WHEREOF, the parties have caused this Amendment to be duly executed effective as of the date first above written.
ACCEPTED AND AGREED TO:

YUNGTAI HSU		BENTLEY PHARMACEUTICALS, INC.

By:	/s/ Yungtai Hsu	By: /s/ James R. Murphy

Name:	Yungtai Hsu	Name: James R. Murphy

Title:		Title: Chairman & CEO